UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 13, 2017

Acushnet Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37935	45-2644353
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 Bridge Street

Fairhaven, Massachusetts 02719

(Address of Principal Executive Offices) (Zip Code)

(800) 225-8500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed by Acushnet Holdings Corp. (“Acushnet”) in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 25, 2017 (the “Initial Form 8-K”), David E. Maher will succeed Walter R. Uihlein as President and Chief Executive Officer (“CEO”) of Acushnet, effective January 1, 2018.  This Current Report on Form 8-K/A is being filed as an amendment to the Initial Form 8-K to provide additional information regarding the employment agreement executed by Mr. Maher on December 22, 2017, in connection with his new position.

As previously disclosed in the Initial Form 8-K, effective upon his promotion to President and CEO of Acushnet on January 1, 2018, Mr. Maher’s base salary will be increased to $750,000 and he will become eligible to receive an annual bonus based on criteria established by the Compensation Committee of the Board of Directors of Acushnet, with a target bonus equal to his base salary.  Mr. Maher will also receive an equity grant in the form of restricted stock units with a grant date fair value of $3,000,000, which will generally vest as to one third of such grant on each of the first three anniversaries of the grant date, subject to his continued employment through the applicable vesting date.

On December 22, 2017, Acushnet and Mr. Maher entered into an employment agreement, effective January 1, 2018, setting forth the arrangements described above and certain additional terms and conditions of his employment (the “Employment Agreement”).  The Employment Agreement provides that Mr. Maher shall be employed as President and Chief Executive Officer of Acushnet for an initial term of three years, which term shall automatically renew for additional one-year periods unless either party provides written notice of non-renewal at least ninety days prior to the end of the applicable term.

Pursuant to the terms of the Employment Agreement, if Mr. Maher’s employment is terminated by Acushnet without “Cause” or by Mr. Maher for “Good Reason” (each as defined in the Employment Agreement) other than within twelve months following a Change in Control (as defined in the Acushnet Holdings Corp. 2015 Omnibus Incentive Plan), he will be entitled to the sum of (i) one and one-half times his base salary, (ii) his target annual bonus, (iii) any earned but unpaid annual bonus for the prior year and (iv) a pro-rata portion of his target annual bonus based on actual service time in the year of termination.  If Mr. Maher’s employment is terminated by Acushnet without Cause or by Mr. Maher for Good Reason within twelve months following a Change in Control, he will be entitled to the sum of (i) two times his base salary, (ii) two times his target annual bonus, (iii) any earned but unpaid annual bonus for the prior year and (iv) a pro-rata portion of his target annual bonus based on actual service time in the year of termination, and any outstanding Acushnet equity interests will vest in full.  If Mr. Maher’s employment is terminated as a result of his death or disability, he is entitled to the sum of (i) any earned but unpaid annual bonus for the prior year and (ii) a pro-rata portion of his target annual bonus based on actual service time in the year of termination.  Mr. Maher is not entitled to receive severance if his employment is terminated for any other reason.  Mr. Maher’s receipt of severance is contingent upon execution of a release of claims and compliance with Acushnet’s policies and restrictive covenants.  Pursuant to the Employment Agreement, Mr. Maher will also be eligible to participate in Acushnet’s employee benefit plans on the same basis as those benefits generally made available to Acushnet’s other executive officers.

During the term of his employment and for twenty-four months following the termination of his employment for any reason, Mr. Maher will be subject to certain non-competition, non-solicitation and non-disparagement covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACUSHNET HOLDINGS CORP.

	By:	/s/ Dennis D. Doherty
	Name:	Dennis D. Doherty
	Title:	Executive Vice President, Chief Human Resources Officer
Date: December 22, 2017